Exhibit 99.1

PRESS RELEASE

For more information contact: FOR IMMEDIATE RELEASE
Gerald Shencavitz
EVP & Chief Financial Officer
(207) 288-3314

FIRST QUARTER EARNINGS UP 42% AT BAR HARBOR BANKSHARES

BAR HARBOR, Maine (April 30, 2008) – Bar Harbor Bankshares (the "Company") (AMEX:BHB) the parent company of Bar Harbor Bank & Trust (the "Bank"), today announced net income of $2.0 million for the quarter ended March 31, 2008 or fully diluted earnings per share of $0.64, compared with $1.4 million or fully diluted earnings per share of $0.44 for the first quarter of 2007, representing increases of $577 thousand and $0.20, or 42% and 45%, respectively.

The increase in first quarter earnings compared with the first quarter of 2007 was attributed to variety of factors including: a $1.0 million or 19.1% increase in net interest income; a $1.3 million increase in net securities gains (losses); and a $313 thousand gain representing the proceeds from shares redeemed in connection with the Visa Inc. initial public offering. Partially offsetting the foregoing increases was a $512 thousand increase in the provision for loan losses. In addition, in the first quarter of 2007 the Company recorded an $832 thousand reduction in non-interest expense related to the Company’s settlement of its limited postretirement benefit program.

In making the announcement, President and Chief Executive Officer, Joseph M. Murphy commented, "The first quarter story at BHB reflects a significant lift in net interest income, driven by a meaningful improvement in our net interest margin and healthy growth in earning assets. Of equal importance, our asset quality measures remained strong during the quarter. While our provision for loan losses was higher than historical norms, this was principally in response to strong loan growth, declining real estate values and other environmental factors, as opposed to an increase in problem loans." In concluding, Mr. Murphy added, "Economic conditions nationally and in our own marketplace continue to soften and, like most financial institutions, our future success will largely depend upon sustaining the strong asset quality levels we have enjoyed over the past several years. During the past six months, the banking industry in general has been plagued with serious issues of liquidity, capital adequacy, the sub prime mortgage fallout, declining collateral values and impaired securities. As a local community bank, we are largely but not totally insulated from these issues. Despite these variables, we believe our Company is in sound condition and is off to a very strong start as we navigate our way through what is widely viewed as one of the more turbulent years in the history of banking."

Financial Condition

Assets: Total assets ended the first quarter at $911 million, representing increases of $21 million and $84 million, or 2% and 10%, compared with December 31 and March 31, 2007, respectively.

Loans: Total loans ended the first quarter at $607 million, representing increases of $27 million and $55 million, or 5% and 10%, compared with December 31 and March 31, 2007, respectively. Business lending activity continued at a healthy pace during the first quarter, leading the overall growth in the loan portfolio.

Credit Quality: The Bank’s non-performing loans ended the first quarter at $2.3 million, or 0.38% of total loans, compared with $2.1 million or, 0.36%, at December 31, 2007. One problem loan accounted for $864 thousand of non-performing loans at quarter end and $1,144 at December 31, 2007. Net charge-offs amounted to $300 thousand during the quarter, or annualized net charge-offs to average loans outstanding of 0.20%. The aforementioned problem loan was accountable for $280 thousand of first quarter net charge-offs, essentially all of which was provided for in the December 31, 2007 allowance for loan losses. The real estate securing this loan was sold during the second quarter of 2008 and no further charge-off was sustained.

The Bank’s provision for loan losses amounted to $512 thousand in the first quarter of 2008 compared with no provision in the first quarter of last year. The increase in the provision principally reflects growth in the loan portfolio, declining real estate values and other environmental factors.

Securities: Total securities ended the first quarter at $257 million, representing a decrease of $8 million or 3% and an increase of $29 million or 13%, compared with December 31 and March 31, 2007, respectively. The decline in the securities portfolio during the first quarter was principally attributed to called securities, paydowns on mortgage-backed securities and sales of securities, the cash flows from which were not fully reinvested, largely due to prevailing market conditions and strong first quarter loan growth.

Deposits: Total deposits ended the first quarter at $558 million, representing increases of $19 million and $52 million, or 4% and 10%, compared with December 31 and March 31, 2007, respectively. Total deposits included brokered certificates of deposit, which declined $5 million and $21 million compared with December 31 and March 31, 2007, respectively.

At March 31, 2008, total retail deposits stood at $460 million, representing increases of $25 million and $73 million, or 6% and 19%, compared with December 31 and March 31, 2007, respectively. Historically, the banking business in the Bank’s market area has been seasonal, with lower deposits in winter and spring, and higher deposits in summer and autumn. Consequently, during the first quarter of 2008, demand deposits and NOW accounts declined $17 million and $3 million compared with December 31, 2007, respectively. Comparing March 31, 2008 with the same date last year, all categories of retail deposits were showing increases, led by time deposits and savings and money market accounts.

Borrowings: Total borrowings ended the first quarter at $281 million, representing increases of $3 million and $29 million, or 1% and 12%, compared with December 31, and March 31 2007, respectively. The additional borrowings were utilized to help support the Bank’s earning asset growth.

Capital: The Company continued to exceed regulatory requirements for well-capitalized institutions, ending the first quarter of 2008 with a Tier I Capital Ratio of 6.90%.

Cash Dividends: The Company paid cash dividends of 25 cents per share of common stock in the first quarter of 2008, representing an increase of 1.5 cents, or 6.4%, compared with the same quarter in 2007.

Tangible Book Value: At March 31, 2008, the Company’s tangible book value per share of common stock outstanding amounted to $21.08, representing an increase of $1.63 or 8%, compared with the same date last year.

Results of Operations

Net Interest Income: For the quarter ended March 31, 2008, net interest income on a fully tax equivalent basis amounted to $6.5 million, representing an increase of $1.1 million, or 19.5%, compared with the same quarter in 2007. The increase in net interest income was principally attributed to a 24 basis point improvement in the fully tax equivalent net interest margin, combined with average earning asset growth of $71 million, or 9%. Since September of 2007, the Federal Reserve has lowered short-term interest rates 300 basis points. These actions favorably impacted the Bank’s net interest margin and net interest income, reflecting its liability sensitive balance sheet.

Non-interest Income: For the quarter ended March 31 2008, total non-interest income amounted to $2.0 million, representing an increase of $1.7 million, or 442%, compared with the same quarter in 2007. The increase in non-interest income was principally attributed to a $1.3 million increase in net securities gains. In the first quarter of 2007 the Bank restructured a portion of its securities portfolio, recording net securities losses of $920 thousand, whereas in the first quarter of 2008 the Bank recorded securities gains of $377 thousand. Also included in first quarter 2008 non-interest income was a $313 thousand gain representing the proceeds from shares redeemed in connection with the Visa, Inc. initial public offering.

Non-interest Expense: For the quarter ended March 31, 2008, total non-interest expense amounted to $5.0 million, representing an increase of $1.2 million, or 31.4%, compared with the same quarter in 2007. The increase in non-interest expense was principally attributed to the settlement of the Company’s limited postretirement program in the first quarter of 2007, the financial impact of which reduced that quarter’s non-interest expense by $832 thousand.

The increase in first quarter non-interest expense was also attributed to higher levels of salaries and employee benefit expenses, which were up $312 thousand or 13.3% compared with the first quarter of 2007. The increase in salaries and employee benefits was attributed to a variety of factors including strategic additions to staff, normal increases in base salaries, and higher levels of incentive compensation.

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving down east and mid coast Maine.

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This earnings release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the "Company") for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words like "strategy," "expects," "plans," "believes," "will," "estimates," "intends," "projects," "goals," "targets," and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties. These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or development.

Bar Harbor Bankshares
Selected Financial Information
(dollars in thousands except share data)
(unaudited)

	Period End		1st Quarter Average
Balance Sheet Data	03/31/2008	03/31/2007	2008	2007

Total assets	$ 910,894	$ 827,266	$898,261	$828,033
Total securities	256,698	227,473	258,231	226,538
Total loans	607,165	552,643	589,807	554,027
Allowance for loan losses	4,955	4,499	4,826	4,556
Total deposits	558,419	506,832	547,721	499,574
Borrowings	281,457	252,352	278,639	261,568
Shareholders' equity	65,827	62,552	67,339	61,832

	Three Months Ended
Results Of Operations	03/31/2008	03/31/2007

Interest and dividend income	$ 13,430	$ 12,360
Interest expense	7,138	7,078
Net interest income	6,292	5,282
Provision for loan losses	512	---
Net interest income after provision for loan losses	5,780	5,282

Non-interest income	1,672	1,298
Net securities gains (losses)	377	(920)
Non-interest expense	4,988	3,797
Income before income taxes	2,841	1,863
Income taxes	889	488

Net income	$ 1,952	$ 1,375

Earnings per share:
Basic	$ 0.65	$ 0.45
Diluted	$ 0.64	$ 0.44

Cash dividends per share	$ 0.250	$ 0.235

Return on Average Equity	11.66%	9.02%
Return on Average Assets	0.87%	0.67%

As of March 31:	2008	2007
Tier 1 Leverage Capital Ratio	6.90%	7.26%
Book value per share	$ 22.19	$ 20.54
Tangible book value per share	$ 21.08	$ 19.45
Shares outstanding	2,966,977	3,044,670